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                                   EXHIBIT 17

                              MICHAEL J. FOURTICQ
                               BRIAN P. MCDERMOTT



                               February 26, 1997



Board of Directors of
Leslie's Poolmart
20630 Plummer Street
Chatsworth, California  91311

Attention:  Special Committee

          Re: Proposed Reincorporation and Recapitalization Merger Involving Leslie's Poolmart

Gentlemen:

          Reference is made to the Agreement of Merger entered into as of February 26, 1997 between Leslie's Poolmart, a California corporation ("Leslie's
                                                                        --------
California") and LPM Holdings, Inc., a Delaware corporation ("Leslie's
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Delaware") (the "Reincorporation Merger Agreement") and the Agreement and Plan
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of Merger entered into as of February 26, 1997 among Leslie's California,
Leslie's Delaware and Poolmart USA, Inc., a Delaware corporation ("Poolmart")
                                                                   --------
(the "Recapitalization Merger Agreement").
      ---------------------------------

          Each of the undersigned agrees to vote all shares of Leslie's California common stock ("California Shares") held by the undersigned, as well
                          -----------------
as all California Shares over which either of the undersigned has voting power, in favor of (i) the Reincorporation Merger Agreement and the Recapitalization Merger Agreement, and (ii) the respective merger transactions contemplated by the Reincorporation Merger Agreement and the Recapitalization Merger Agreement; provided, that the undersigned shall not be obligated by this letter to vote California Shares in its capacity as a named proxy in any proxy solicited by the board of directors of Leslie's California from its shareholders generally in connection with seeking approval of the matters referred to in the preceding clauses (i) and (ii).
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Board of Directors of Leslie's Poolmart
February 26, 1997
Page 2


          This agreement shall (i) not require the undersigned to vote California Shares if either the Reincorporation Merger Agreement or the Recapitalization Merger Agreement is amended without the written approval of the undersigned, and (ii) terminate automatically upon any termination of either the Reincorporation Merger Agreement or the Recapitalization Merger Agreement.

          This agreement is not intended to be for the benefit of any entity or person other than Leslie's California.

                         Very truly yours,


                         /s/ BRIAN P. MCDERMOTT
                         -----------------------------
                         Brian P. McDermott


                         MICHAEL J. FOURTICQ



                         By:/s/ BRIAN P. MCDERMOTT
                            --------------------------
                              Brian P. McDermott
                              Attorney-in-Fact